                                                    ----------------------------
                                                            OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:       3235-0145
                                                    Expires:    August 31, 1999
                                                    Estimated average burden
                                                    hours per response....14.90

                                                    ----------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*

                              Hubbell Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    443510201
                                 ---------------
                                 (CUSIP Number)

                                December 31, 1999

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/      Rule 13d-1(b)

/ /      Rule 13d-1(c)

/ /      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. #14-6015763

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                None
PERSON WITH:

                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 1,711,183

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 1,711,183

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,711,183

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

        / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.14% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

         EP

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and Investment Adviser of certain other entities and accounts
         I.R.S. #22-2152310

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                704,488
PERSON WITH:

                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 1,711,183

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 704,488

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 1,711,183

--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,415,671

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

        / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.44% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON  *

         IA, CO

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                2,155,577
PERSON WITH:

                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 2,155,577

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,155,577

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

        / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.96% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

         IA, CO

--------------------------------------------------------------------------------

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. #14-0689340

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                Disclaimed (see 9 below)
PERSON WITH:

                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 0

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
         Company

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         /X/      Disclaimed (see 9 above)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

         CO

--------------------------------------------------------------------------------

CUSIP NO.  721596104

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
         I.R.S. #06-1109503

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             None
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              Disclaimed (see 9 below)

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                              None

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              Disclaimed (see 9 below)

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        |X|  Disclaimed (see 9 above)

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Employers Reassurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Kansas

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             90,000
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                              90,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         90,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .16% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Employers Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Missouri

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             445,000
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                               445,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         445,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .82% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         ERC Life Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Missouri

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             22,695
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                              22,695

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,695

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .04% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  443510201

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

GE Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Illinois

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             52,500
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                               52,500

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         52,500

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .1% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Westport Insurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Missouri

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             29,200
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                              29,200

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         29,200

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .05% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  443510201
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Coregis Insurance Company
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Indiana

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             8,316
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER.

                              8,316

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER.

                              None

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,316

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .02% (9.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IC, CO

INTRODUCTORY NOTE: This Amendment No. 4 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 18, 1997, as amended on February 20, 1998, as amended on February 16, 1999 and as amended February 14, 2000 (as amended, the "Schedule 13G"). This Amendment No. 4 is filed on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), Employers Reassurance Corporation, a Kansas corporation and an indirect wholly owned subsidiary of GECS ("ERAC"), Employers Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERIC"), ERC Life Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERCL"), GE Reinsurance Corporation, an Illinois corporation and an indirect wholly owned subsidiary of GECS ("GERC"), Westport Insurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("WEIC") and Coregis Insurance Company, an Indiana corporation and an indirect wholly owned subsidiary of GECS ("Coregis") (collectively, the "Reporting Persons"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 2,415,671 shares of Class B Common Stock of Hubbell Incorporated (the "Issuer") owned by GEPT and of 704,488 shares of Class B Common Stock ("Class B") of the Issuer owned by such entities and accounts. GEAM is a registered investment adviser and acts as Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 2,155,557 shares of Class B of the Issuer owned by such entities or accounts. GEAM, GEPT, GEIC, GECS, ERAC, ERIC, ERCL, GERC, WEIC and Coregis each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by ERAC, ERIC, ERCL, GERC, WEIC, GEMI and Coregis. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items of the Schedule 13G are hereby amended to read as follows:

ITEM 2(A)         NAME OF PERSON FILING
---------------------------------------

                  Trustees of General Electric Pension Trust (See Schedule II)

                  General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

                  GE Asset Management Incorporated, as Investment Adviser to certain entities and accounts.

                  General Electric Company

                  General Electric Capital Services, Inc.

                  Employers Reassurance Corporation

                  Employers Reinsurance Corporation

                  ERC Life Reinsurance Corporation

                  GE Reinsurance Corporation

                  Westport Insurance Corporation

                  Coregis Insurance Company

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
-----------------------------------------------------------------------------

                  The address of the principal offices of GEPT, GEIC, GECS and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of ERAC, ERIC, ERCL and WEIC is 5200 Metcalfe, Overland Park, Kansas 66205. The address of the principal office of GERC is 475 Half Day Road, Suite 300, Lincolnshire, Illinois 60069. The address of the principal offices of Coregis is 181 West Madison, Chicago, Illinois 60602.

ITEM 2(C)         CITIZENSHIP
-----------------------------

                  General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation GE Asset Management Incorporated - Delaware corporation General Electric Company - New York corporation
                  General Electric Capital Services, Inc. - Delaware corporation Employers Reassurance Corporation - Kansas corporation Employers Reinsurance Corporation - Missouri corporation
                  ERC Life Reinsurance Corporation - Missouri corporation
                  GE Reinsurance Corporation - Illinois corporation
                  Westport Insurance Corporation - Missouri corporation
                  Coregis Insurance Company - Indiana corporation

ITEM 4            OWNERSHIP
---------------------------

                                                          GEPT           GEIC           GEAM             GE

(a)    Amount beneficially owned                       1,711,183       2,415,671      2,155,577           0
(b)    Percent of class                                  3.14%           4.44%          3.96%        disclaimed
(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote       None          704,488       2,155,577         None

                                                          GEPT           GEIC           GEAM             GE

       (ii)   shared power to vote or direct           1,711,183       2,415,671        None         disclaimed
       (iii)  sole power to dispose or to direct
              disposition                                 None          704,488       2,155,577         None
       (iv)   shared power to dispose or to direct
              disposition                              1,711,183       2,506,671        None         disclaimed


ITEM 4            OWNERSHIP
---------------------------

                                                          ERAC           ERIC           ERCL            GERC

(a)    Amount beneficially owned                        90,000          445,000        22,695          52,500

(b)    Percent of class                                   .16%           .82%           .04%             .1%

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote      90,000         445,000        22,695          52,500

       (ii)   shared power to vote or direct              None           None           None            None

       (iii)  sole power to dispose or to direct
              disposition                                90,000         445,000        22,695          52,500

       (iv)   shared power to dispose or to direct
              disposition                                 None           None           None            None


ITEM 4            OWNERSHIP
---------------------------

                                                          WEIC          Coregis           GECS             GE

(a)    Amount beneficially owned                        29,200           8,316             0                0

(b)    Percent of class                                   .05%            .02%         disclaimed      disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote      29,200          8,316            None            None

                                                          WEIC          Coregis           GECS             GE

       (ii)   shared power to vote or direct              None            None         disclaimed      disclaimed

       (iii)  sole power to dispose or to direct                                          None            None
              disposition                                29,200          8,316

       (iv)   shared power to dispose or to direct                                     disclaimed      disclaimed
              disposition                                 None            None



ITEM 10  CERTIFICATION
----------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                            Corporation, its Investment Manager

                                        By:  /s/ MICHAEL M. PASTORE
                                             ----------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                         GE ASSET MANAGEMENT INCORPORATED

                                         By: /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        GENERAL ELECTRIC COMPANY

                                        By:  /s/ JOHN H. MYERS
                                             -----------------------------------
                                             Name: John H. Myers
                                             Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2000

                                       GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                       By:    /s/ MICHAEL E. PRALLE
                                             -----------------------------------
                                              Name: Michael E. Pralle
                                              Title: Attorney-in-Fact

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:

                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Marry K. Stegelmann
                                    James Ungari
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)

                                    By:  /s/  NANCY E. BARTON
                                        -----------------------------------
                                        Nancy E. Barton, Senior Vice President

Attest:

/s/ BRIAN T. MACANANEY
---------------------------------------
Brian T. McAnaney, Assistant Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                         EMPLOYERS REASSURANCE CORPORATION

                                         By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                               Name:  Thomas Powers
                                               Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        EMPLOYERS REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        ERC LIFE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                             Name:  Thomas Powers
                                             Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        GE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                       WESTPORT INSURANCE CORPORATION

                                       By:  /s/ THOMAS POWERS
                                            -----------------------------------
                                             Name:  Thomas Powers
                                             Title:  Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        COREGIS INSURANCE COMPANY

                                        By:  /s/ PATRICIA L. KUBERA
                                             -----------------------------------
                                              Name: Patricia L. Kubera
                                              Title: Senior Vice President

                                                                      SCHEDULE I

                             JOINT FILING AGREEMENT

         This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date, and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Class B Common Stock of Hubbell Incorporated. is being filed on behalf of each of the undersigned.

Dated: March 30, 2000                   GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                        Corporation, its Investment Manager

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                              Name: Michael M. Pastore
                                              Title:  Vice President

                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                              Name: Michael M. Pastore
                                              Title:  Vice President

                                        GE ASSET MANAGEMENT INCORPORATED

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                              Name: Michael M. Pastore
                                              Title:  Vice President

                                        GENERAL ELECTRIC COMPANY

                                        By:  /s/ JOHN H. MYERS
                                             -----------------------------------
                                              Name: John H. Myers
                                              Title: Vice President

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                        By:  /s/ MICHAEL E. PRALLE
                                             -----------------------------------
                                              Name: Michael E. Pralle
                                              Title: Attorney-in-Fact

                                        EMPLOYERS REASSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                        EMPLOYERS REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                        ERC LIFE REINSURANCE CORPORATION

                                         By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                               Name:  Thomas Powers
                                               Title:  Vice President

                                        GE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                        WESTPORT INSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             -----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                        COREGIS INSURANCE COMPANY

                                        By:  /s/ PATRICIA L. KUBERA
                                             -----------------------------------
                                              Name: Patricia L. Kubera
                                              Title: Senior Vice President

                                                                     SCHEDULE II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker